Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 RESULTS

BOCA RATON, Fla., February 22, 2011 — Office Depot, Inc. (NYSE: ODP), celebrating 25 years as a leading global provider of office supplies and services, today announced results for the fiscal quarter and full year ending December 25, 2010.

FOURTH QUARTER RESULTS 1

Total Company sales for the fourth quarter of 2010 were $3.0 billion, a decrease of 3% compared to the fourth quarter of 2009.

The Company reported a net loss, after preferred stock dividends, of $58 million or $0.21 per share in the fourth quarter of 2010, compared to a loss of $77 million or $0.28 per share in the fourth quarter of 2009.

•

Fourth quarter 2010 results included charges related to actions to: 1) improve future operating performance; 2) change the ownership structure of certain international investments and 3) eliminate non-productive corporate assets and certain costs related to executive severance and retention.

•	Excluding these charges which total $87 million, net earnings, after preferred stock dividends, were $24 million or $0.09 per share in the fourth quarter of 2010.

•	Significant tax benefits, from carrying back 2010 tax losses to an earlier tax period, positively impacted earnings in the fourth quarter of 2010.

•	Fourth quarter 2009 results included charges related to restructuring actions which negatively impacted earnings by $0.22 per share.

Total Company operating expenses, adjusted for charges in the fourth quarter of 2010, decreased by $41 million compared with the fourth quarter of 2009. EBIT, adjusted for charges, was $26 million in the fourth quarter of 2010, compared to an EBIT loss, adjusted for charges, of $5 million in the prior year period.

“Our fourth quarter operating results were stronger than we anticipated, excluding the charges,” said Neil Austrian, Office Depot’s Interim Chairman and Chief Executive Officer. “We are taking the necessary steps to improve the future operating performance of this Company.”

[1]

Includes non-GAAP information. Fourth quarter and full year results for both 2010 and 2009 include charges from restructuring activity and asset impairments. The full year 2010 also includes significant tax and interest benefits from tax settlements and the full year 2009 includes significant changes to establish valuation allowances on deferred tax assets. Additional information is provided in our Annual Report on Form 10-K filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

FOURTH QUARTER DIVISION RESULTS

North American Retail Division

Fourth quarter 2010 sales in the North American Retail Division were $1.2 billion, a decrease of 2% compared to the same period last year. Comparable store sales in the 1,124 stores in the U.S. and Canada that have been open for more than one year decreased 1% in the fourth quarter compared to the prior year period. Customer transaction counts in the fourth quarter were slightly positive versus prior year while the average order value declined in the low single-digits during the quarter.

The North American Retail Division had an operating profit of $16 million for the fourth quarter of 2010, compared to $2 million reported in the same period of the prior year. The operating profit improvement was driven by a number of factors including better management of promotional activity during the holidays, reduced occupancy costs and an adjustment to variable-based pay in the quarter. These benefits were somewhat offset by increased advertising expense and the negative flow-through impact from lower sales.

During the fourth quarter, Office Depot closed six stores, opened three and relocated four stores, bringing the total store count for North America to 1,147 as of December 25, 2010.

North American Business Solutions Division

Fourth quarter 2010 sales in the North American Business Solutions Division were $798 million, a decrease of 3% compared to the same period last year. The division’s fourth quarter average order value was slightly lower versus the same period last year. Although lower customer transaction counts were the main driver of the sales decline during the quarter, the rate of decline has improved sequentially over the last seven quarters. Direct channel sales in the fourth quarter increased versus one year ago while contract channel sales declined in the fourth quarter versus last year.

The North American Business Solutions Division reported an operating profit of $37 million for the fourth quarter of 2010, compared to $21 million for the same period of the prior year. The drivers of the fourth quarter operating profit increase versus one year ago included gross profit margin improvement, successful cost reduction efforts and an adjustment to variable-based pay in the quarter.

International Division

Fourth quarter 2010 sales in the International Division were $930 million, a decrease of 5% in U.S. dollars and approximately flat in constant currency, compared to prior year. Excluding the negative revenue impact from the Division’s divested businesses in Japan and Israel on the year-over-year comparison, constant currency sales growth was positive for the first quarter since the second quarter of 2008. Contract channel sales increased mid single-digits in constant currency in the fourth quarter compared to the prior year. Fourth quarter sales in the direct channel were lower than a year ago, but the rate of decline improved sequentially. Retail channel sales in the fourth quarter grew mid single-digits compared to prior year in constant currency, excluding the 2009 store closures in Japan and sale of the business in Israel in the fourth quarter of 2010.

The International Division reported an operating profit of $21 million for the fourth quarter of 2010, compared to $64 million in the same period of the prior year. The reported operating profit of $21 million includes $23 million of charges associated with the business restructuring and costs related to the Division’s portfolio optimization actions in the fourth quarter. The year-over-year operating profit decline was primarily driven by a reduction in gross profit margin due to product cost increases that were not fully passed on to customers, lower vendor rebates and promotional activity for the holidays. Foreign exchange translation negatively impacted results by $3 million. These costs were partially offset by lower occupancy costs, benefits derived from reduced general and administrative costs and an adjustment to variable-based pay in the fourth quarter.

FULL YEAR RESULTS 1

Full year 2010 sales were $11.6 billion, a decrease of 4% from the prior year. The reported net loss, after preferred stock dividends, for the full year 2010 was $2 million, compared to a loss of $627 million in 2009. The reported loss per share on a diluted basis was $0.01 in 2010, compared to a loss per share of $2.30 in 2009.

Adjusted for charges and certain tax benefits, net earnings, after preferred stock dividends, were $30 million or $0.11 per diluted share for full year 2010, compared to a loss of $71 million or $0.26 per diluted share in 2009. The Company recognized additional tax benefits from carrying back 2010 tax losses to an earlier tax period, which positively impacted full year 2010 earnings.

Total Company operating expenses, adjusted for charges, decreased by $109 million versus 2009. Full year 2010 EBIT, adjusted for charges, was $86 million, compared to EBIT, adjusted for charges, of $8 million in 2009. For the full year 2010, the Company’s free cash flow was $30 million.

Capital expenditures for 2010 were $169 million and are estimated to increase to approximately $180 million in 2011 in order to fund ongoing maintenance and other investments needed to drive the Company’s strategic plan.

Other Matters

Office Depot initiated restructuring actions in the fourth quarter of 2010 to both respond to the sales decline experienced throughout 2010, and to better position the Company competitively by addressing cost opportunities globally. The Company anticipates incurring a total of $170 million to $180 million in charges for restructuring actions over a three year period and realizing an annualized benefit run rate of $180 million to $190 million by 2013. This range includes the previously announced Business Process Improvement program’s anticipated annual savings of $100 million from indirect cost savings and financial process improvements.

Office Depot announced on January 11, 2011 that it is acquiring Svanströms Gruppen, a Swedish office supply company. The acquisition will complement Office Depot’s existing Swedish operations and benefit the Company’s competitive positioning in the Nordic region. In 2008, Office Depot acquired AGE Kontor & Data AB., one of the leading office supply companies in the region. The acquisition of Svanströms Gruppen enables Office Depot to continue to grow its European business and positions the Company as one of the leading multi-channel office supply companies in Sweden.

At the end of December 2010, the Company had $52 million drawn in Europe on its asset-based loan (ABL) facility and $674 million of availability. The drawn funds were used for European tax planning and will be applied to the acquisition of Svanströms Gruppen in Sweden. With $674 million of ABL facility availability and $627 million in cash on hand at the end of December 2010, the Company ended the fourth quarter of 2010 with $1.3 billion in total available liquidity.

Additional information on the Company’s full year results can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2011. Additional information on the Company’s fourth quarter and full year results can also be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Standard Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot

Celebrating 25 years as a leading global provider of office supplies and services, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides supplies and services to its customers through 1,602 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.1 billion e-commerce operation. Office Depot has annual sales of approximately $11.6 billion, and employs about 40,000 associates around the world. The Company provides more office supplies and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 53 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	December 25, 2010	December 26, 2009

ASSETS
Current assets:
Cash and cash equivalents	$627,478	$659,898
Receivables, net	1,026,500	1,121,160
Inventories	1,233,657	1,252,929
Prepaid expenses and other current assets	203,020	172,342

Total current assets	3,090,655	3,206,329
Property and equipment, net	1,157,013	1,277,655
Goodwill	19,431	19,431
Other intangible assets	21,840	25,333
Deferred income taxes	33,319	81,706
Other assets	330,108	279,892

Total assets	$4,652,366	$4,890,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,080,276	$1,081,381
Accrued expenses and other current liabilities	1,188,233	1,280,296
Income taxes payable	2,568	6,683
Short-term borrowings and current maturities of long-term debt	72,368	59,845

Total current liabilities	2,343,445	2,428,205
Deferred income taxes and other long-term liabilities	514,218	654,851
Long-term debt, net of current maturities	659,820	662,740

Total liabilities	3,517,483	3,745,796

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $368,516 in 2010 and $368,116 in 2009)	355,979	355,308

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock - authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 283,059,236 in 2010 and 280,652,278 in 2009	2,831	2,807
Additional paid-in capital	1,164,823	1,193,157
Accumulated other comprehensive income	223,807	238,379
Accumulated deficit	(555,303)	(590,195)
Treasury stock, at cost – 5,915,268 shares in 2010 and 2009	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	778,425	786,415
Noncontrolling interest	479	2,827

Total stockholders’ equity	778,904	789,242

Total liabilities and stockholders’ equity	$4,652,366	$4,890,346

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 26, 2010	December 26, 2009	December 26, 2010	December 26, 2009

Sales	$2,961,932	$3,065,855	$11,633,094	$12,144,467
Cost of goods sold and occupancy costs	2,114,397	2,208,104	8,275,957	8,752,283

Gross profit	847,535	857,751	3,357,137	3,392,184

Store and warehouse operating and selling expenses	685,962	725,608	2,684,301	2,907,900
Other asset impairments	51,295	4,083	51,295	26,175
General and administrative expenses	183,789	201,883	658,832	723,114

Operating loss	(73,511)	(73,823)	(37,291)	(265,005)

Other income (expense):
Interest income	1,170	460	4,663	2,396
Interest expense	(18,042)	(13,723)	(58,498)	(65,628)
Miscellaneous income (expense), net	12,482	10,863	34,451	17,085

Loss before income taxes	(77,901)	(76,223)	(56,675)	(311,152)

Income tax expense (benefit)	(28,797)	(14,740)	(89,985)	287,572

Net earnings (loss)	(49,104)	(61,483)	33,310	(598,724)

Less: Net earnings (loss) attributable to the noncontrolling interest	(516)	137	(1,582)	(2,259)

Net earnings (loss) attributable to Office Depot, Inc.	(48,588)	(61,620)	34,892	(596,465)

Preferred stock dividends	9,215	15,089	37,113	30,506

Net loss available to common shareholders	$(57,803)	$(76,709)	$(2,221)	$(626,971)

Loss per share:
Basic	$(0.21)	$(0.28)	$(0.01)	$(2.30)
Diluted	(0.21)	(0.28)	(0.01)	(2.30)

Weighted average number of common shares outstanding:
Basic	276,718	273,649	275,557	272,828
Diluted	276,718	273,649	275,557	272,828

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	2010	2009	2008

Cash flows from operating activities:
Net earnings (loss)	$33,310	$(598,724)	$(1,481,003)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	208,319	224,115	254,099
Charges for losses on inventories and receivables	57,824	80,178	140,058
Net earnings from equity method investments	(30,635)	(30,579)	(37,113)
Dividends received	—	13,931	—
Goodwill and trade name impairments	—	—	1,269,893
Other asset impairments	51,295	26,175	222,379
Compensation expense for share-based payments	20,840	33,316	39,561
Deferred income taxes and valuation allowances on deferred tax assets	15,551	325,886	(108,099)
Loss (gain) on disposition of assets	8,709	7,655	(13,443)
Other operating activities	11,501	7,199	(5,547)
Changes in assets and liabilities:
Decrease (increase) in receivables	(2,440)	126,131	133,162
Decrease (increase) in inventories	(87,724)	37,583	249,849
Net decrease (increase) in prepaid expenses and other assets	(17,694)	28,165	(16,986)
Net increase (decrease) in accounts payable, accrued expenses and other long-term liabilities	(69,144)	15,408	(178,554)

Total adjustments	166,402	895,163	1,949,259

Net cash provided by operating activities	199,712	296,439	468,256

Cash flows from investing activities:
Capital expenditures	(169,452)	(130,847)	(330,075)
Acquisitions, net of cash acquired, and related payments	(32,738)	—	(102,752)
Purchase of assets held for sale and sold	—	—	(38,537)
Proceeds from disposition of assets and other	35,393	150,131	120,632
Restricted cash for pending transaction	(46,509)	—	(6,037)
Release of restricted cash	—	6,037	18,100

Net cash provided by (used in) investing activities	(213,306)	25,321	(338,669)

Cash flows from financing activities:
Net proceeds from exercise of stock options and sale of stock under employee stock purchase plans	1,011	35	503
Tax benefit from employee share-based exercises	3,414	—	89
Treasury stock additions from employee related plans	—	—	(944)
Debt issuance costs	(4,688)	—	(40,793)
Proceeds from issuance of redeemable preferred stock, net	—	324,801	—
Dividends on redeemable preferred stock	(27,639)	—	—
Proceeds from issuance of borrowings	52,488	24,321	139,098
Payments on long- and short-term borrowings	(30,284)	(175,863)	(284,204)

Net cash provided by (used in) financing activities	(5,698)	173,294	(186,251)

Effect of exchange rate changes on cash and cash equivalents	(13,128)	9,099	(10,545)

Net increase (decrease) in cash and cash equivalents	(32,420)	504,153	(67,209)
Cash and cash equivalents at beginning of period	659,898	155,745	222,954

Cash and cash equivalents at end of period	$627,478	$659,898	$155,745

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts)

Q4 2010	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$847.5	28.6%	$—	$847.5	28.6%
Operating expenses	$921.0	31.1%	$(86.9)	$834.1	28.2%
Operating profit (loss)	$(73.5)	(2.5)%	$86.9	$13.4	0.5%
Income (loss) available to common shareholders	$(57.8)	(2.0)%	$82.1	$24.3	0.8%

Diluted earnings (loss) per share	$(0.21)		$0.30	$0.09

Q4 2009	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$857.8	28.0%	$2.1	$859.9	28.0%
Operating expenses	$931.6	30.4%	$(56.1)	$875.5	28.5%
Operating profit (loss)	$(73.8)	(2.4)%	$58.2	$(15.6)	(0.5)%
Income (loss) available to common shareholders	$(76.7)	(2.5)%	$59.5	$(17.2)	(0.6)%

Diluted earnings (loss) per share	$(0.28)		$0.22	$(0.06)

YTD 2010	GAAP	% of Sales	Charges & Tax Adjustments	Non-GAAP	% of Sales
Gross profit	$3,357.1	28.9%	$—	$3,357.1	28.9%
Operating expenses	$3,394.4	29.2%	$(86.9)	$3,307.5	28.4%
Operating profit (loss)	$(37.3)	(0.3)%	$86.9	$49.6	(0.4)%
Income (loss) available to common shareholders	$(2.2)	(0.0)%	$32.7	$30.5	(0.3)%

Diluted earnings (loss) per share	$(0.01)		$0.12	$0.11

YTD 2009	GAAP	% of Sales	Charges & Tax Adjustments	Non-GAAP	% of Sales
Gross profit	$3,392.2	27.9%	$13.0	$3,405.2	28.0%
Operating expenses	$3,657.2	30.1%	$(240.4)	$3,416.8	28.1%
Operating profit (loss)	$(265.0)	(2.2)%	$253.4	$(11.6)	(0.1)%
Income (loss) available to common shareholders	$(627.0)	(5.2)%	$555.5	$(71.5)	(0.6)%

Diluted earnings (loss) per share	$(2.30)		$2.04	$(0.26)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

	Q4 2010	Q4 2009
Cash Flow Summary
Net cash provided by (used in) operating activities	$21.1	$29.3
Net cash provided by (used in) investing activities	(85.9)	(55.6)
Net cash provided by (used in) financing activities	16.1	(3.9)
Effect of exchange rate changes on cash and cash equivalents	(2.5)	(2.7)

Net increase (decrease) in cash and cash equivalents	$(51.2)	$(32.9)

Free Cash Flow
Net cash provided by (used in) operating activities	$21.1	$29.3
Less: Capital expenditures	49.0	56.8

Free Cash Flow	$(27.9)	$(27.5)

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$(51.2)	$(32.9)
Less: Net cash provided by (used in) financing activities	16.1	(3.9)

Cash Flow Before Financing Activities	$(67.3)	$(29.0)

	YTD 2010	YTD 2009
Cash Flow Summary
Net cash provided by (used in) operating activities	$199.7	$296.5
Net cash provided by (used in) investing activities	(213.3)	25.3
Net cash provided by (used in) financing activities	(5.7)	173.3
Effect of exchange rate changes on cash and cash equivalents	(13.1)	9.1

Net increase (decrease) in cash and cash equivalents	$(32.4)	$504.2

Free Cash Flow
Net cash provided by (used in) operating activities	$199.7	$296.5
Less: Capital expenditures	169.5	130.9

Free Cash Flow	$30.2	$165.6

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$(32.4)	$504.2
Less: Net cash provided by (used in) financing activities	(5.7)	173.3

Cash Flow Before Financing Activities	$(26.7)	$330.9

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2010	2009	2010	2009
Sales	$1,234.3	$1,262.8	$4,962.8	$5,113.6
% change	(2)%	(9)%	(3)%	(16)%

Division operating profit	$16.2	$2.2	$127.5	$105.5
% of sales	1.3%	0.2%	2.6%	2.1%

North American Business Solutions Division
	Fourth Quarter		Year-to-Date
(Dollars in millions)	2010	2009	2010	2009
Sales	$797.8	$821.1	$3,290.4	$3,483.7
% change	(3)%	(11)%	(6)%	(16)%

Division operating profit	$37.1	$21.3	$96.5	$98.2
% of sales	4.7%	2.6%	2.9%	2.8%

International Division
	Fourth Quarter		Year-to-Date
(Dollars in millions)	2010	2009	2010	2009
Sales	$929.9	$982.0	$3,379.8	$3,547.2
% change	(5)%	2%	(5)%	(16)%
% change in local currency sales	0%	(6)%	(2)%	(9)%

Division operating profit	$20.6	$63.8	$110.8	$119.6
% of sales	2.2%	6.5%	3.3%	3.4%

Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		52 Weeks Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Store Statistics

United States and Canada:
Store count:
Stores opened	3	2	17	6
Stores closed	6	8	22	121
Stores relocated	4	1	6	6
Total U.S. and Canada stores	1,147	1,152	1,147	1,152

North American Retail Division square footage:	27,559,184	28,109,844
Average square footage per NAR store	24,027	24,401
International Division company-owned:
Store count:
Stores opened	1	1	7	4
Stores closed/deconsolidated	45	2	47	29
Stores acquired	—	—	—	—
Total International company-owned stores	97	137	97	137